PENNSYLVANIA SERIES
Supplemental Proxy Information (Unaudited)

A meeting of the Fund's shareholders was held on July 17, 2003.
The meeting was held for the following
purposes:

(1) To approve the election of ten (10) trustees to the Board of Trustees, as follows:

o David E.A. Carson
o Robert E. La Blanc
o Robert F. Gunia
o Douglas H. McCorkindale
o Stephen P. Munn
o Richard A. Redeker
o Judy A. Rice
o Robin B. Smith
o Stephen Stoneburn
o Clay T. Whitehead

(2) To approve a proposal to permit the manager to enter into, or make material changes to, subadvisory agreements without shareholder approval.

(3) To permit an amendment to the management contract between PI and the Fund.

(4a) To approve changes to fundamental investment restrictions and policies, relating to: fund diversification.

(4b) To approve changes to fundamental investment restrictions and policies, relating to: issuing senior securities, borrowing money or pledging assets.

(4c) To approve changes to fundamental investment restrictions and policies, relating to: buying and selling real estate.

(4d) To approve changes to fundamental investment restrictions and policies, relating to: buying and selling commodities and commodity contracts.

(4f) To approve changes to fundamental investment restrictions and policies, relating to: making loans.

(4g) To approve changes to fundamental investment restrictions and policies, relating to: other investment restrictions, including investing in securities of other investment companies.

The results of the proxy solicitation on the preceding matters were:

Matter	Votes For	Votes Against	Votes Withheld	Abstentions

(1)
David E.A. Carson	160,595,240	--	1,615,802	--
Robert E. La Blanc	160,600,208	--	1,610,834	--
Robert F. Gunia	160,644,905	--	1,566,137	--
Douglas H.
McCorkindale	160,435,395	--	1,775,647	--
Stephen P. Munn	160,567,619	--	1,643,423	--
Richard A. Redeker	160,452,275	--	1,758,767	--
Judy A. Rice	160,644,709	--	1,566,333	--
Robin B. Smith	160,376,337	--	1,834,705	--
Stephen Stoneburn	160,595,240	--	1,615,802	--
Clay T. Whitehead	160,644,709	--	1,566,333	--

(2)
Permit the Manager
to enter into, or
make changes to,
Subadvisory
Agreements without
Shareholder
approval	6,702,179	876,911	--	346,238

(3)
Permit an Amendment
to the Management
Contract between PI
and the Company	7,857,289	530,552	--	387,732

(4a)
Fund
Diversification	7,135,767	412,999	--	376,562

(4b)
Issuing Senior
Securities,
Borrowing Money or
Pledging Assets	6,906,032	552,967	--	466,329

(4c)
Buying and Selling
Real Estate	7,058,309	494,289	--	372,730

(4d)
Buying and Selling
Commodities and
Commodity Contracts	6,992,156	565,574	--	367,598

(4f)
Making Loans	6,895,557	640,222	--	389,549

(4g)
Other Investment
Restrictions	6,986,054	548,053	--	391,221

One or more matters in addition to the above referenced proposals, were submitted for shareholders approval, and the shareholder meeting relating to those matters was adjourned until August 21, 2003, and a date following the close of the reporting period.